Exhibit 10.1

EXPLANATORY NOTE
An incorrect version of this exhibit was filed with the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2018. The correct version of the exhibit is being filed with this report.

March 29, 2018

Patrick Kaltenbach
16510 Shady View Ln
Los Gatos, CA 95032

Dear Patrick:

Congratulations on your offer of employment! Becton, Dickinson and Company (BD) is a leading medical technology company that delivers clinically proven products and services to improve patient care. We are a global company that fosters close relationships with our customers to better understand their respective businesses and helps solve healthcare's most difficult challenges. We take great pride in hiring individuals who have the talent, drive and commitment to make health care better for our customers. We are extremely delighted to have you join our team.

I am pleased to confirm in writing our offer of employment to you. The details of your offer are as follows:
Position: Your position is EVP & President Life Sciences Segment, reporting directly to me. Your position is classified as a Job Group 9. Positions are assigned to Job Groups according to the scope and impact of the position.

We recommended at the recent Board of Directors meeting your designation as both a “Corporate Officer” and an “Executive Officer” of the company. You will become a member of both the Management Committee and BD Leadership Team.

Start Date: Your first day of employment will be May 29, 2018.

Pay: Your base annual rate of pay will be $650,000, subject to review and modification from time to time in accordance with standard Company practices. Associates are paid every other Friday. The two week pay period starts on Sunday and ends on the Saturday of the pay week.
Sign-On Bonus: You will receive a sign-on cash bonus of $2,000,000 (less applicable taxes), payable within 30 days following your start date. Your sign-on bonus is conditioned upon your continued employment with BD for twelve months following receipt of the payment. If you voluntarily terminate your employment within twelve months of the award, you will be required to reimburse the Company, within 60 days of termination date, a pro-rated portion of the respective sign-on bonus based on months of completed service.
Sign-on Equity Bonus: In addition to your annual long-term incentive (LTI) grant, you will receive a new hire LTI grant valued at $2,800,000 subject to approval of the BD Board of Directors at their first meeting after your start date. The grant will be made in Time Vested Units (TVUs), Performance Units (PSUs), and Stock Appreciation Rights (SARs). You will receive a second new hire LTI grant valued at $2,800,000 approximately one year following your date of hire made entirely in TVUs. TVUs vest one third (1/3) per year after the grant date, PSUs vest 100% after three years, and SARs vest one fourth (1/4) per year after the grant date.

Additionally, if Agilent’s November 2018 Performance Unit grant payout exceeds 100%, you will receive a cash payment in January 2019 up to $750,000 (less applicable taxes) to cover the difference. Similarly, if Agilent’s November 2019 Performance Unit grant payout exceeds 100%, you will receive a second cash payment in January 2020 up to $750,000 (less applicable taxes) to cover the difference. Timing of both payments is dependent on Agilent’s public disclosure of the level of applicable performance unit payout.

Subject to approval by our Board of Directors, in the event your employment is involuntarily terminated before the third anniversary of your employment start date, 100% of your first new hire LTI valued at $2,800,000 and 15% of your second new hire grant valued at $2,800,000 will become immediately vested upon your termination date and such awards will be payable to you subject to the terms of the grants as applied to vested awards.

Rewards: You are eligible for a comprehensive, competitive compensation program that rewards talented associates for their performance.

We offer a comprehensive benefits package to eligible associates and their dependents, including Medical, Dental, Life insurance programs, a competitive 401(k) plan with company match and various other insurance programs.  Each of these is either fully paid by BD or offered subject to an employee contribution as of the associate's first day of employment. According to IRS regulations, you will have 31 days from the date of hire to make benefit elections for the remainder of the calendar year. Details regarding these plans will follow shortly under separate mailing from our benefits administrator, Benefits Direct. If you have not received this information two weeks after your start date, please contact Benefits Direct at 1-800-234-9855 and speak with a Customer Service Representative.

Performance Incentive Plan (PIP): You will be eligible to participate in the Company’s short-term incentive plan, which is known as the PIP. Your PIP target for the current Fiscal Year ending September 30 will be 80% of your current Fiscal Year ending Base Salary (prorated from your start date). PIP payouts may range from zero to double the incentive opportunity and are earned based on achievement of company financial goals and individual associate performance. Your PIP award is discretionary; there is no guarantee that an associate will receive a PIP payment in a particular year.

Long-Term Incentive Program (LTI): Under the 2004 Employee and Director Equity-Based Compensation Plan, you will be eligible to participate in BD’s discretionary LTI program. The LTI program provides associates with a potential opportunity to build wealth and share in the success of the Company through the achievement of strategic objectives. The target grant award value for your position is $2,050,000. Annual LTI awards are determined based on individual associate performance and anticipated future contributions. Grants for each fiscal year are typically approved by the BD Board of Directors. There is no guarantee that an associate will receive an LTI award in a particular year.

Deferred Compensation Plan: You will be eligible to participate in the non-qualified BD Deferred Compensation Plan, which enables you to save over the IRS limits in the qualified 401(k) plan. You may elect to enroll in this plan within 30 days from the first day of your employment or annually in December. You may contribute up to 50% of your total eligible base pay and 100% of your eligible bonus compensation. Enrollment information will be sent to you by Fidelity Investments, our financial benefits service provider.

BD Share Retention and Ownership: Your position is subject to the BD Share Retention and Ownership Guidelines.  Under the guidelines, you will be expected to hold in BD shares at least 75% of the net after-tax gain or net after-tax shares distributed to you from any equity-based compensation awards you have received until you have achieved and can maintain an ownership multiple of three (3.0) times your annual salary. More information will follow under separate cover.

Change in Control: You will receive from the Corporate Secretary’s office and will be expected to sign a Change of Control Agreement that will increase your benefit should a change in control occur per the terms of the agreement.

Paid Time Off: You will be eligible for 30 days of vacation.

Tax Return Services: BD will pay the costs for its designated tax services partner to prepare and file your home and host country income tax returns for two years.

Mortgage Subsidy: BD will assume the remainder of your mortgage subsidy benefit to assist you with the cost of housing by subsidizing your mortgage payment and lowering your monthly interest rate and payment. If you leave the Company, the subsidy payment ceases and the interest rate reverts to the original note rate. Any remaining portion of the subsidy will revert to the Company. This benefit is directly paid by BD and is not exchangeable for other services or cash.  A preferred lender must be used to receive this benefit.

Immigration Consideration: All offers of employment and continued employment are contingent upon an individual's ability to secure and maintain the legal right to work at BD, including work authorization. If efforts at securing this authorization should fail, the offer of employment is withdrawn with no liability to the Company for any expenses incurred, time spent or other inconvenience to the job applicant.

Ethics: As a company founded on a core set of values, we ask you to review the Company Code of Conduct and be prepared to sign an acknowledgement during your onboarding process.

At-Will Employment: While it is hoped that your association with BD is long lasting, the employment relationship between you and the Company is “at will.”  This means that your employment is not for any definite period of time and the Company or you may terminate your employment at any time, with or without notice, for any reason. Your at-will status is not subject to change without an express written agreement signed by an officer of the Company. There shall be no contract, expressed or implied, of employment.

Screening: Consistent with our policies for all BD personnel and the special consideration of our industry, this offer is contingent upon you taking a company paid drug screening test, the results of which must be negative, undergoing a motor vehicle record check (if applicable for the position), as well as completing a background check. These items must be completed prior to the above start date. If we do not receive the results prior to the above date, we will notify you to discuss an alternative start date.

Confidentiality Agreement and Agreement to Protect Company Assets: Your employment is contingent upon you signing the BD Confidentiality Agreement and Agreement to Protect Company Assets, if applicable. You will be asked to sign this document, once you receive the onboarding packet.

You understand that BD’s offer of employment is based on your general skills and abilities and not because of your knowledge or possession, if any, of confidential or proprietary information of any former employer, customer, or other third party. You hereby certify that, by the time you become a BD associate, you will have returned all property, data and documents, whether electronic, paper, or other form, of any former employer, customer, or other third party. You agree (a) not to disclose or use, directly or indirectly, in furtherance of your employment with BD, any confidential or proprietary information, whether in electronic, paper, or other form, that you obtained through your employment with any previous employer(s) and (b) to comply with and abide by the BD Confidentiality Agreement and Agreement to Protect Company Assets, if applicable.

If you have any questions, please feel free to call Dan Charlebois 201-847-6157 or email Daniel.charlebois@BD.com. I'm looking forward to working together to make health care better.

Sincerely,

Thomas Polen
President of BD

I accept the above offer of employment:

/s/ Patrick Kaltenbach    April 6th, 2018
Patrick Kaltenbach        Date